EXHIBIT 7

Consolidated Report of Condition of

Wells Fargo Bank National Association

of 101 North Phillips Avenue, Sioux Falls, SD 57104

And Foreign and Domestic Subsidiaries,

at the close of business March 31, 2009, filed in accordance with 12 U.S.C. §161 for National Banks.

		Dollar Amounts In Millions
ASSETS
Cash and balances due from depository institutions:
Noninterest-bearing balances and currency and coin		$12,028
Interest-bearing balances		10,631
Securities:
Held-to-maturity securities		0
Available-for-sale securities		102,802
Federal funds sold and securities purchased under agreements to resell:
Federal funds sold in domestic offices		7,380
Securities purchased under agreements to resell		1,122
Loans and lease financing receivables:
Loans and leases held for sale		28,411
Loans and leases, net of unearned income	332,448
LESS: Allowance for loan and lease losses	10,240
Loans and leases, net of unearned income and allowance		322,208
Trading Assets		11,401
Premises and fixed assets (including capitalized leases)		4,281
Other real estate owned		1,172
Investments in unconsolidated subsidiaries and associated companies		438
Intangible assets
Goodwill		11,381
Other intangible assets		13,099
Other assets		25,816

Total assets		$552,170

LIABILITIES
Deposits:
In domestic offices		$316,654
Noninterest-bearing	76,832
Interest-bearing	239,822
In foreign offices, Edge and Agreement subsidiaries, and IBFs		55,774
Noninterest-bearing	1,002
Interest-bearing	54,772
Federal funds purchased and securities sold under agreements to repurchase:
Federal funds purchased in domestic offices		32,172
Securities sold under agreements to repurchase		13,234

Dollar Amounts In Millions
Trading liabilities	7,432
Other borrowed money
(includes mortgage indebtedness and obligations under capitalized leases)	46,503
Subordinated notes and debentures	16,011
Other liabilities	19,122

Total liabilities	$506,902

EQUITY CAPITAL
Perpetual preferred stock and related surplus	0
Common stock	520
Surplus (exclude all surplus related to preferred stock)	29,112
Retained earnings	17,471
Accumulated other comprehensive income	(2,007)
Other equity capital components	0

Total equity capital	45,096
Noncontrolling (minority) interests in consolidated subsidiaries	172

Total equity capital	45,268

Total liabilities, minority interest, and equity capital	$552,170

I, Howard I. Atkins, EVP & CFO of the above-named bank do hereby declare that this Report of Condition has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true to the best of my knowledge and belief.

Howard I. Atkins

EVP & CFO

We, the undersigned directors, attest to the correctness of this Report of Condition and declare that it has been examined by us and to the best of our knowledge and belief has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true and correct.

Dave Hoyt
John Stumpf	Directors
Carrie Tolstedt